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                                                                     Exhibit 5.1

July 14, 2000

ACT Manufacturing, Inc.
2 Cabot Road
Hudson, Massachusetts 01749

     RE: Registration Statement on Form S-3

Ladies and Gentlemen:

   We are counsel to ACT Manufacturing, Inc., a Massachusetts corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), relating to registration under the Securities Act of 1933, as amended, of $100,000,000 aggregate principal amount of 7% Convertible Subordinated Notes due April 15, 2007 (the "Notes") and such indeterminate number of shares of the Company's common stock, $.01 par value per share (the "Common Stock") as may be required for issuance upon conversion of the Notes (the "Conversion Shares"). The Notes and the Conversion Shares are to be sold by certain securityholders of the Company (the "Selling Securityholders").

   We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Notes and the Conversion Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

   Based upon and subject to the foregoing, we are of the opinion that (i) the Notes have been duly authorized and are binding obligations of the Company entitled to the benefits of the Indenture dated as of April 18, 2000, between the Company and State Street Bank and Trust Company, as Trustee; and (ii) the Conversion Shares have been duly and validly authorized and, when issued by the Company upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

   We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                          Very truly yours,

                                          /s/ Testa, Hurwitz & Thibeault, LLP

                                          TESTA, HURWITZ & THIBEAULT, LLP